Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE, dated as of November 1, 2023 (this “Supplemental Indenture”), by and among ARROW BIDCO, LLC, a Delaware limited liability company (the “Issuer”), and DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”) under the Indenture referred to below.

W I T N E S S E T H :

WHEREAS, the Issuer, the Guarantors, the Trustee and the Collateral Agent have heretofore executed the indenture, dated as of March 15, 2019 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), providing for the issuance of the Issuer’s 9.50% Senior Secured Notes due 2024 (the “Notes”), initially in the aggregate principal amount of $340,000,000;

WHEREAS, pursuant to Section 9.2 of the Indenture, the Issuer and the Trustee may amend the Indenture in certain cases as specified therein with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes) (the “General Requisite Consents”);

WHEREAS, Sections 9.2 and 10.4 of the Indenture allow the release of all or substantially all of the Collateral from the Note Liens securing the Notes (the “Collateral Release”) with the consent of the Holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes) (the “Collateral Release Requisite Consents” and, together with the General Requisite Consents, the “Requisite Consents”);

WHEREAS, the Issuer distributed a Confidential Offering Memorandum and Consent Solicitation Statement, dated September 29, 2023 (the “Offering Memorandum”), to the Holders of the Notes, in order to, among other things, and subject to the terms and conditions set forth in the Offering Memorandum, solicit consents (the “Consents”) from Holders to certain amendments to the Indenture described in the Offering Memorandum (the “Proposed Amendments”), including the Collateral Release;

WHEREAS, the Holders of approximately 86.6% in aggregate principal amount of the Notes outstanding have validly tendered Consents and not validly withdrawn their Consents to the adoption of all of the Proposed Amendments effected by this Supplemental Indenture and to the Collateral Release in accordance with the provisions of the Indenture, and evidence of such Consents has been provided by the Issuer to the Trustee;

WHEREAS, having received the Requisite Consents pursuant to Sections 9.2 and 10.4 of the Indenture, each as evidenced by the Certificate of D.F. King provided to the Trustee and attached to the Officer’s Certificate delivered to the Trustee in connection with this Supplemental Indenture, the Issuer, the Trustee and the Collateral Agent desire to amend the Indenture;

WHEREAS, in accordance with the Indenture, the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel with respect to this Supplemental Indenture on the date hereof;

WHEREAS, the Issuer has complied with all conditions precedent provided for in the Indenture relating to this Supplemental Indenture; and

WHEREAS, the Issuer has requested that the Trustee and the Collateral Agent execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Issuer, the Trustee and the Collateral Agent mutually covenant and agree as follows:

1.            Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “Holders” in this Supplemental Indenture shall refer to the term “Holders” as defined in the Indenture. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

2.            Effectiveness. This Supplemental Indenture shall become effective immediately upon its execution and delivery by the Issuer, the Trustee and the Collateral Agent (subject to the requirements for amendments and/or supplemental indentures under the Indenture and Security Documents, as applicable); provided that the amendments to the Indenture set forth herein shall not be operative until all of the Notes that have been tendered and accepted for exchange have been paid for in accordance with the terms of the Offering Memorandum.

3.            Amendment. The Indenture is hereby amended by deleting the following Sections or clauses of the Indenture and all references and definitions related thereto in their entirety, except to the extent otherwise provided below, and these Sections, clauses and definitions shall be of no further force and effect, and the words “[INTENTIONALLY DELETED]” shall be inserted, in each case, in place of the deleted text:

•	Section 4.2 (Maintenance of Office or Agency)

•	Section 4.3 (Reports)

•	Section 4.4 (Compliance Certificate)

•	Section 4.6 (Stay, Extension and Usury Laws)

•	Section 4.7 (Limitation on Restricted Payments)

•	Section 4.8 (Limitation on Dividends and Other Payment Restrictions Affected Restricted Subsidiaries)

•	Section 4.9 (Limitation on the Incurrence of Debt)

•	Section 4.10 (Limitation on Asset Sales)

•	Section 4.11 (Limitation on Transactions with Affiliates)

•	Section 4.12 (Limitation on Liens)

•	Section 4.13 (Limitation on Sale and Leaseback Transactions)

•	Section 4.14 (Offer to Purchase upon a Change of Control)

•	Section 4.15 (Maintenance of Properties, Corporate Existence and Insurance)

•	Section 4.16 (Limited Condition Transactions)

•	Section 4.17 (Additional Note Guarantees)

•	Section 4.18 (Limitation on Creation of Unrestricted Subsidiaries)

•	Section 4.19 (Creation and Perfection of Certain Security Interests After the Issue Date)

•	Section 4.20 (Further Assurances)

•	Section 4.21 (Suspension of Covenants)

•	Section 5.1 (Consolidation, Amalgamation, Merger, Conveyance, Transfer or Lease)—deleting clauses (ii) and (v) specifying certain conditions to consolidations, mergers, conveyances or other disposals of all or substantially all of the Issuer’s or any subsidiary guarantor’s property and assets

•	Section 6.1 (Events of Default)—deleting clauses (3), (4), (5), (6), (7), (8)(a)-(e) and (9) relating to covenant or warranty breaches, cross-acceleration rights, defaults related to certain bankruptcy events and judgments

•	Section 8.4 (Conditions to Legal Defeasance or Covenant Defeasance)—deleting clauses (2), (3), (4) and (5) specifying certain conditions to legal defeasance and covenant defeasance

•	Article X (Security)

4.            Security Documents. Notwithstanding anything to the contrary, any amendments to, restatements of, or termination or release of, as applicable, the Security Documents and any related documents and filings, including, but not limited to, any acknowledgements, side-letters, terminations, releases and other agreements, in order to effectuate or evidence the Collateral Release shall be permitted under the Indenture. The Collateral Agent hereby acknowledges and agrees that all of the Liens on the Collateral securing the Notes Obligations pursuant to the Indenture or the Security Documents are automatically released and terminated.

5.            Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all of the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The rights, protections and indemnities afforded the Trustee and Collateral Agent under the Indenture and Security Documents shall apply to any action (or inaction) taken hereunder or in connection with the transactions contemplated herewith.

6.            Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

7.            Trustee Makes No Representation. The Trustee and Collateral Agent make no representation as to the validity or sufficiency of this Supplemental Indenture or as to the statements made in the recitals.

8.            Successors. All agreements of the Issuer in this Supplemental Indenture shall bind its successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

9.            Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of a signature page to this Supplemental Indenture by telecopier, facsimile or other electronic transmission (i.e., a “pdf” or “tif”) (including any electronic signature complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) shall be effective as delivery of a manually executed counterpart thereof.

10.            Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

11.            Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

ARROW BIDCO, LLC

By:	/s/ Eric T. Kalamaras
	Name:	Eric T. Kalamaras
	Title:	Chief Financial Officer

[Signature Page to First Supplemental Indenture]

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Trustee and Collateral Agent

By:	/s/ Sebastian Hidalgo
Name:	Sebastian Hidalgo
Title:	Assistant Vice President

By:	/s/ Rodney Gaughan
Name:	Rodney Gaughan
Title:	Vice President

[Signature Page to First Supplemental Indenture]